UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 6, 2006


                        AMERIRESOURCE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


         0-20033                                         84-1084784
 (Commission File Number)                   (IRS Employer Identification Number)


            3440 E. Russell Road, Suite 217, Las Vegas, Nevada 89120
               (Address of Principal Executive Offices) (Zip Code)

                                 (702) 214-4249
              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

         On February 28, 2006, AmeriResource Technologies, Inc., a Delaware corporation ("AMRE"), became due and payable under the Fourth Addendum
(as defined below) to American Factors Group, LLC, a New Jersey limited liability company ("AFG"), for a total debt, including interest, of $637,509.75 ("Debt"). The Debt stems from a Settlement and Release Agreement ("SRA") and Promissory Note ("Note") entered into by AMRE on or about August 2, 2000, whereby AMRE agreed to repay certain obligations to AFG. The Note was guaranteed by Delmar Janovec, a Nevada resident and President of AMRE ("Janovec"). As AMRE is in default under the Fourth Addendum to the SRA (as defined below), AMRE is currently negotiating with AFG to either enter into a final settlement whereby the Debt will be repaid, or agree to terms whereby an extension for repayment by AMRE will be granted by AFG.

         AMRE, AFG, and Janovec (stemming from his guarantor role) have entered into four addendums to the SRA, with the Parties agreeing in the fourth and latest such addendum, executed on February 28, 2005 ("Fourth Addendum"), that the total amount owed to AFG by AMRE and Janovec, including accrued interest, was 484,693.29, with an additional penalty of $55,975.03 for AMRE and Janovec's failure to meet the terms of the third addendum executed by the Parties. The Parties also agreed that interest would accrue at 18% per annum, compounded monthly, beginning on February 28, 2005, and the entire debt owed under the Fourth Addendum, with all accumulated interest, would be due and payable in one year.


                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 6th day of March 2006.

                        AmeriResource Technologies, Inc.


                        By: /s/ Delmar Janovec
                            ------------------
                            AmeriResource Technologies, Inc.
                            By: Delmar Janovec, President

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